EXHIBIT 3.2

                                                         111 West Monroe Street
                                                         Chicago, IL 60603-4080

CHAPMAN AND CUTLER LLP                                   T 312.845.3000
----------------------------------------                 F 312.701.2361
Attorneys at Law - Focused on Finance(R)                 www.chapman.com




                                September 7, 2018



Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado  80132

The Bank of New York Mellon
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


     Re:          Advisors Disciplined Trust 1892 (the "Fund")

Ladies/Gentlemen:

     We have acted as counsel for the Fund, in connection with the issuance of units of fractional undivided interest in the units of the Fund (the "Units"), under a trust agreement dated as of the date of this opinion (the "Indenture") among Advisors Asset Management, Inc., as depositor, evaluator and supervisor (the "Depositor") and The Bank of New York Mellon, as trustee (the "Trustee"). This opinion applies only to Building America Strategy Portfolio, Series 2018-3, Cohen & Steers California Municipal Closed-End Portfolio, Series 2018-3, Cohen & Steers MLP, Midstream & Energy Income Closed-End Portfolio, Series 2018-3 and Cohen & Steers Municipal Closed-End Portfolio, Series 2018-3 (each a "Trust" and collectively, the "Trusts"). Holders of beneficial interests in the Trusts are referred to herein as the "Unitholders."

     In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent (the "Transaction Documents"). For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture and the Prospectus or failure to comply fully at all times with the terms of the Indenture could result in tax treatment different from that described below.

     You have informed us, and we are assuming that the assets of each Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of a Trust constitute the Trust's "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the Federal or state income tax treatment thereof.





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     The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) each Trust will acquire and hold Trust Assets solely for the account of the Unitholders; (ii) the activities of each Trust will consist of the investment of funds in the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) each Trust has not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Indenture.

     Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

          (i) We are of the opinion that, under existing United States Federal income tax law, the Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

         (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the applicable Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding.
     We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E of Part I of subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust Assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust Asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust Assets.

        (iii) Although the discussion in the section of the Prospectus regarding the Federal income tax consequences of owning Units of a Trust does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such section, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States Federal income tax matters. In this regard, please note that (a) we have


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     not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the Federal income tax treatment thereof and (b) the Federal income tax discussion in the Prospectus depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

         (iv) Based upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

              (a) Each Trust will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law.

              (b) Each Trust will not have taxable income subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law.

              (c) Each Trust will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the "Administrative Code").

              (d) Each Trust will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 or 11-653 of the Administrative Code.

              (e) Each Trust will not have taxable income subject to the personal income tax imposed by The City of New York under Section 11-1701 of the Administrative Code.

          (v) With respect to Cohen & Steers California Municipal Closed-End Portfolio, Series 2018-3 (the "California Trust") only, we have assumed that all of the Trust Assets constitute shares in entities each of which is taxed as a regulated investment company (each a "RIC" and collectively, the "RICs") for Federal income tax purposes (the "RIC Shares"). We have not independently examined the RIC Shares to be deposited in and held in the California Trust or any opinions of counsel with respect thereto. However, although we express no opinion with respect to the issuance of the RIC Shares, in rendering our opinion expressed herein, we have assumed that:
     (i) each RIC qualifies as a regulated investment company for Federal income tax purposes and (ii) at the close of each quarter of the taxable year of each RIC, at least 50 percent of the value of such RIC's total assets consists of obligations the interest on which is exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "California Personal Income Tax"). Based upon the existing laws of the State of California, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

              (a) The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each Unitholder will be


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          treated as the owner of a pro rata portion of the California Trust, and the income of such portion of the California Trust will be treated as the income of the Unitholders under the California Personal Income Tax.

              (b) The portion of each dividend paid by a RIC to the California Trust and distributed to a Unitholder which (i) is excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a Unitholder, (ii) is properly reported as an exempt-interest dividend for California income tax purposes in written statements furnished to its shareholders and (iii) does not exceed the amount of interest received by the RIC during its taxable year (minus certain non-deductible expenses) on obligations the interest on which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to a Unitholder. However, dividends other than California exempt-interest dividends paid by a RIC will generally be taxable for purposes of the California Personal Income Tax.

              (c) Each Unitholder of the California Trust will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when the Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such Unitholder for Federal income tax purposes. However, there are certain differences between the recognition of gain or loss for Federal income tax purposes and for California Personal Income Tax purposes, and Unitholders are advised to consult their own tax advisors.

              (d) Under the California Personal Income Tax, interest on indebtedness incurred or continued by a Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

     We express no other opinion with respect to taxation under any other provision of California law. The opinion expressed in this paragraph (v) does not address the taxation of persons other than full-time residents of California who are Unitholders of the California Trust. Further, the opinion expressed in this paragraph (v) relates only to Unitholders subject to the California Personal Income Tax. No opinion is expressed with respect to the taxation of Unitholders subject to the California Corporation Tax Law and such Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a Unitholder that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax and its California income tax. We have not examined any of the RIC Shares to be deposited in the California Trust or any assets to be held by the RICs, or any documents or opinions of counsel with respect thereto. Ownership of Units in the California Trust may result in other California tax


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     consequences to certain taxpayers.  Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     Our opinion is based on the Code, applicable state and local laws, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, state or local taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, state or local taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

     This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

     The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things, the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of the tax treatment or tax structure of any transaction relating to this matter.

                                Very truly yours,

                                /s/ Chapman and Cutler LLP
                                --------------------------
                                CHAPMAN AND CUTLER LLP

SRA/lew


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